Exhibit 32.2

WRITTEN STATEMENT

PURSUANT TO

18 U.S.C. SECTION 1350

The undersigned, Marc D. Ley, the Senior Vice President and Chief Financial Officer of Irvine Apartment Communities LLC, the sole general partner of Irvine Apartment Communities, L.P. (the “Company”), pursuant to 18 U.S.C. §1350, hereby certifies that:

(i) the Quarterly Report on Form 10-Q of the Company for the period ended June 30, 2003 (the “Report”) fully complies with the requirements of section 13(a) and 15(d) of the Securities Exchange Act of 1934; and

(ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 13, 2003

/s/ Marc D. Ley
Marc D. Ley